Exhibit 10.1

ASSET PURCHASE AGREEMENT

This is an Asset Purchase Agreement dated as of October 23, 2007 (the "Agreement"), among (i) Almost Family, Inc., a Delaware corporation, Caretenders Visiting Services of Hernando County, LLC, a Florida limited liability company, Caretenders Visiting Services of Pinellas County, LLC, a Florida limited liability company, and Mederi Caretenders VS of Tampa, LLC, a Florida limited liability company (each a “Buyer” and collectively, "Buyers"), (ii) Quality of Life Holdings, Inc., a Florida corporation, Quality of Life Home Health Services, Inc., a Florida corporation, Quality of Life Home Health Services of Hillsborough, Inc., a Florida corporation, Quality of Life Homecare of Hernando, Inc., a Florida corporation (each a "Seller" and collectively, "Sellers"), and (iii) Michael Moses, James Heenan and Rosalind M. Heenan (each a "Seller Affiliate" and collectively, "Seller Affiliates"). Sellers and Seller Affiliates shall each be a "Selling Party" and referred to collectively as "Selling Parties").

Recitals

A.        Sellers own and operate home health agencies operating in the State of Florida in Florida Health Districts ## 3, 5 and 6 (the "Territory"), including Medicare-Certified, Medicaid/Waiver, county contracts, HMO and other significant non-certified or "private duty" operations (collectively, the "Business").

B.        Sellers are the holders of one or more licenses issued by the Agency for Health Care Administration of the State of Florida Medicare, provider agreements issued by the U.S. Department of Health and Human Services, and Medicaid provider agreements issued by the Agency for Health Care Administration of the State of Florida, all of which authorize Sellers to provide Medicare and Medicaid certified home health care services in the Territory (collectively, the "Licenses").

C.       Sellers desire to sell, and Buyers desire to purchase, the assets used by Sellers in the operation of the Business.

D.        Seller Affiliates own 100% of the issued and outstanding shares of Quality of Life Holdings, Inc. and Quality of Life Holdings, Inc. holds 100% of the stock of each of Quality of Life Home Health Services, Inc., Quality of Life Home Health Services of Hillsborough, Inc. and Quality of Life Homecare of Hernando, Inc.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

Article 1 - Purchase and Sale of Assets

1.1	Purchased Assets.

(a)       Sellers hereby agree to sell, assign, transfer and convey to Buyers, and Buyers hereby agrees to purchase from Sellers, all of the assets of Sellers used in the Business (the "Purchased Assets"), including without limitation, the following assets and properties:

(i)        All Assumed Leases (as defined below), security deposits, any pre-paid rent, furniture, fixtures, machinery, equipment, leasehold improvements, computers, software (excluding data not relating to the Business, which Sellers shall remove from computers included among the Purchased Assets prior to Closing), vehicles, medical equipment, prepaid expenses, and other tangible personal property used in the Business, including those assets specifically described on Schedule 1.1(a) as being Purchased Assets, together with all manufacturers' warranties pertaining to the same, to the extent that such warranties may exist and be assignable;

(ii)      All of Sellers' goodwill relating to the Business; all customer and patient lists and files, referrer lists, provider lists, records and similar sales and marketing information in Sellers' possession relating to the Business; member service agreements relating to the Business; medical records of the patients serviced by the Business and in Sellers' possession; personnel records relating to those employees hired by Buyer; and Sellers' right and interest in the trade names (including "Quality of Life", "Quality of Life Home Health" and "Quality of Life Homecare" and variations thereof used in connection with the Business), trademarks, trade secrets, licenses, know-how, specifications, literature, and all other intangible property which relate specifically to the Business, and all other intangible assets related to the Business, whether located at the Business, or any other location;

(iii)     All transferable Licenses, permits, licenses, certificates, authorizations, accreditations, orders, ratings and approvals of all federal, state, or local governmental or regulatory authorities which relate to the Business and which are held by Sellers, but only to the extent the same are transferable, including without limitation, any provider agreements relating to Sellers’ right to participate in the Medicare and Medicaid Programs, and all rights of Sellers to reimbursement or other payments from Centers for Medicare & Medicaid Services ("CMS") for the period prior to the Closing Date;

(iv)     Any and all rights of Sellers which by their terms are transferable and which arise under or pursuant to warranties, representations and guarantees made by suppliers in connection with the Purchased Assets;

(v)       All raw materials, supplies, packaging materials, purchased products, finished goods and all other goods, merchandise and materials owned by Sellers; and

(vi)      All accounts receivable and unbilled work in process (collectively, “Accounts Receivable”).

(b)       Sellers shall retain, and Excluded Assets shall be excluded from the scope of, the Purchased Assets. "Excluded Assets" shall mean cash and cash-like items, the current mobile phone number of Seller Affiliates and other senior management of Sellers and those additional assets identified as Excluded Assets on Schedule 1.1(b).

(c)       Selling Parties agree to cooperate with Buyers in connection with the collection of the Accounts Receivable and to pay over to Buyers as soon as reasonably possible any of such Accounts Receivable collected by Sellers. Any software included among the Purchased Assets shall be delivered to Buyers with licenses permitting Buyers to use such software in the Business on a perpetual royalty-free basis or the mutually agreed upon cost of obtaining the necessary licenses shall be offset against the Purchase Price and included on the closing statement delivered at Closing. At least three business days prior to Closing, Sellers agree to provide Buyers with a schedule setting forth a list of software for which the necessary licenses are not held and will not be assigned to Buyers at Closing and an estimate of the cost of obtaining such licenses.

1.2	Assumed Liabilities.

(a)       Pursuant to the terms of Assignment and Assumption Agreements in the form attached as Attachment A, Buyers agree to assume those trade payables (each a “Trade Payable”, and collectively, “Trade Payables”) incurred in the ordinary course of the Business, as determined by Buyers in their sole discretion, in an amount not to exceed $540,000 in the aggregate, and excluding those liabilities described in paragraph 1.2(b). Buyers shall not be deemed to have assumed any specific Trade Payable until Buyers add such Trade Payable to Schedule 1.2(a), by identifying the payee and amount of such Trade Payable, which schedule may be amended by Buyers from time to time after Closing. If Buyers elect in their discretion to satisfy any trade payables of Sellers not included among the Trade Payables, then if such assumption is included on the closing statement at Closing, the Purchase Price shall be reduced by such amount, and if such assumption and payment occurs after Closing, Sellers agree to reimburse Buyers for any amount paid within 10 business days after written notice of payment by Buyers (and Buyers shall have a right of setoff for any unreimbursed amounts against any Contingent Consideration due to Sellers pursuant to paragraph 2.2). Buyers’ agreement to assume the Trade Payables is conditioned upon Sellers' agreement to pay its trade payables in the ordinary course of business through the Closing Date. Trade Payables assumed pursuant to this paragraph 1.2 shall be defined as “Assumed Liabilities”).

(b)       The parties acknowledge and agree that Buyers are not assuming, and Trade Payables do not include, liabilities or other obligations of Selling Parties for (i) borrowed money, (ii) capital leases for leased equipment and other tangible personal property, or (iii) amounts due to any governmental agency or instrumentality, whether federal, state or local, relating to Medicare/Medicaid reimbursements or similar reimbursement obligations relating to the Business, (iv) federal, state or local taxes, including without limitation, income, sales or use, franchise, or withholding taxes, or (v) amounts payable to any Seller Affiliates or entities or individuals affiliated with any Selling Party.

(c)       Sellers acknowledge and agree that they shall retain all liabilities, whether known or unknown, arising out of or relating to the operation of the Business through the Closing Date or arising out of or with respect to the Purchased Assets, including the ownership or leasing thereof, through the Closing Date, and that Buyers are not assuming any liabilities of Sellers of any nature, except for (i) obligations accruing after Closing under the Assumed Contracts and Assumed Leases, (ii) any real property lease expenses offsetting the Purchase Price pursuant to paragraph 1.3, (iii) any accrued personal leave assumed pursuant to paragraph 1.4, (iv) any additional liabilities or accrued expenses mutually agreed upon by Sellers and

Buyers and offsetting the Purchase Price pursuant to paragraph 2.1(b), and (v) the Trade Payables.

1.3	Assumed Contracts; Assumed Leases.

(a)        Buyers agree to assume Sellers' obligations arising after the Closing Date with respect to those contracts listed on Schedule 1.3(a) (the "Assumed Contracts").

(b)         Buyers agree to assume Sellers' obligations arising after the Closing Date with respect to the equipment leases and real estate leases set forth on Schedule 1.3(b) (the "Assumed Leases"), provided that any accrued rent, fees, taxes, expenses or other amounts payable as of the Closing Date and/or relating to the period through the Closing Date (collectively, "Lease Liabilities") shall be offset against the Purchase Price. At the Closing, Sellers shall deliver to Buyers landlord consent and estoppel certificates for each Assumed Lease for real property, each in a form reasonably satisfactory to Buyers confirming the landlord's consent to assignment and further confirming among other customary matters that the Assumed Lease is not in default and that there are no accrued and unpaid amounts due the landlord for the period through Closing, which certificates may be delivered post-Closing, as necessary and with Buyers’ consent. Buyers shall have the right to require as a condition to Buyers’ obligation to close, a renegotiation of the terms of any related-party lease.

1.4	Employees.

(a)       Selling Parties acknowledge that Buyers are not purchasing, recognizing, assuming or otherwise acquiring any rights, obligations, assets or liabilities under, arising from or resulting from any employment agreement or arrangement in existence between any Seller and any employee, or any person employed to consult with or perform services for Sellers.

(b)        Buyers agree to assume all payroll, insurance, payroll deduction, salary and other payroll related costs of Sellers arising out of the pay period immediately preceding to Closing and incurred in the ordinary course of Sellers’ business. Selling Parties agree that, as of the Closing Date, Sellers shall have paid and satisfied in full all payroll, insurance, payroll deduction, salary and other payroll related costs of Sellers for all periods ending prior to Closing, except for the pay period immediately preceding the Closing.

(c)      Buyers shall have the right, but not the obligation, to make offers of employment to employees of the Business. With respect to any employees of the Business who accept employment with Buyers, Buyers shall assume Sellers’ paid-days-off (PDO) liability at Closing for employees of the Business, so long as at least three business days prior to Closing, Sellers’ provide Buyers with a statement setting forth such PDO obligations (to be included as Schedule 1.4(c) to this Agreement) and the amounts shown are reasonably satisfactory to Buyers with respect to the verification of the PDO amounts shown on such statement, and which statement to be updated through Closing by Sellers post-Closing.

(d)       The parties acknowledge that Buyers shall withhold $50,000 of cash portion of the Purchase Price payable at Closing, with such funds to partially fund a bonus pool established for any of Sellers’ employees listed on Schedule 1.4(d) who are hired by Buyers. The bonus pool will provide for an aggregate maximum payout of $100,000 to such employees if each remains employed for a two year period after Closing. The division of the bonus pool among such employees shall be determined post-Closing by Buyers and Sellers. If the aggregate payout is less than $100,000, then Buyers shall pay to Sellers as additional Purchase Price an amount equal to 50% of the difference between $100,000 and the aggregate bonus amounts paid to Sellers’ former employees. Qualification for participation in the bonus pool shall be conditioned upon an employee’s release of any claims under such employee’s employment agreement or other arrangement with Seller and an acknowledgement that such employee has no rights under such agreement or arrangement against Buyers.

1.5        Noncompetition Agreement. Selling Parties acknowledge that Buyers’ obligation to close is conditioned upon each Selling Party entering into a Confidentiality, Nonsolicitation and Noncompetition Agreement at the Closing, in the form of the agreement attached as Attachment B (the "Noncompetition Agreement").

Article 2 - Purchase Price and Payments

2.1	Purchase Price.

(a)       In consideration of the transfer of the Purchased Assets and the Business, Buyers agree to pay for the Purchased Assets (the "Purchase Price"), consideration in the form of the assumption of the Assumed Liabilities, and the cash and shares of Almost Family, Inc. common stock (“AFAM Shares”) as follows:

(i)        $8,000,000 in cash by wire transfer of immediately available funds at Closing (subject to paragraphs 2.1(b) through (d));

(ii)       $2,000,000 in the form of Almost Family, Inc. common stock ("Closing AFAM Shares"). The number of Closing AFAM Shares shall be fixed as of the Closing Date by dividing $2,000,000 by the average closing price of AFAM Shares as reported on NASDAQ for the 20 trading days immediately prior to the Closing Date. Closing AFAM Shares shall be issued among Selling Parties in the percentages set forth on Schedule 2.1(a)(ii).

(iii)      up to $6,900,000 in contingent consideration ("Contingent Consideration") based on the Net Revenues (as defined below) generated by the Business after Closing, calculated and payable as provided in paragraph 2.2.

(b)       The cash portion of the Purchase Price payable at Closing pursuant to paragraph 2.1(a)(i) shall be increased or decreased, as applicable, to account for any proration of expense items relating to the Business. The parties agree to enter into a closing statement at Closing setting forth the determination of the cash portion of the Purchase Price payable at Closing. The payment of Contingent Consideration shall be treated and reported for tax purposes by Selling Parties and Buyers as additional purchase consideration subject to installment sales treatment under Section 453 of the Internal Revenue Code.

(c)       Buyers shall have the right to satisfy directly out of the cash consideration payable at Closing the liabilities of Sellers identified on Schedule 2.1(c).

(d)       The parties acknowledge that Selling Parties have engaged The Braff Group (“Braff”) to act as their broker or agent in connection with the transactions described in this Agreement. Any compensation payable to Braff shall be the sole responsibility of Selling Parties, and Buyers shall under no circumstance be liable for payment of any such compensation. The closing statement shall set forth the amount of compensation to be paid directly to Braff out of the cash portion of the Purchase Price payable at Closing.

2.2	Contingent Consideration.

(a)       The amount of Contingent Consideration payable to Sellers shall be calculated using two components, as follows:

(i)         Contingent Consideration Component #1 (“CCC#1”). Up to $3,500,000 of Contingent Consideration may be earned by Sellers based on the net revenues generated directly by activities of the Business in any of the following counties in the State of Florida: Pinellas, Hillsborough, Pasco, Hernando and Polk (collectively, “Territory #1”).

(ii)        Contingent Consideration Component #2 (“CCC#2”). Up to $3,400,000 of Contingent Consideration may be earned by Sellers based on the net revenues generated directly by the activities of the Business in any territory outside of Territory #1 (“Territory #2”).

(b)        Determination of CCC#1. The determination of the amount of Contingent Consideration ultimately payable for CCC#1 (up to a maximum of $3,500,000) shall be based on total revenues generated directly by the activities in the Business in Territory #1 for a trailing consecutive 12 month (“TTM”) within the first full 18 month period following the Closing Date minus $10,000,000 (“CCC#1 Actual Revenues”). The CCC#1 Revenue Target shall be $4,000,000. The CCC#1 Minimum Revenue Threshold shall be $2,000,000. The amount payable under CCC#1 shall be based on the following table:

Table of CCC#1 Payout		CCC#1 Revenues
			>=$2,000,000 and
		<$2,000,000	<$4,000,000	>=$4,000,000
Agency Level Contribution to Regional and Corporate Overhead % of Revenue	<19%	$0	$0	$0
Agency Level Contribution to Regional and Corporate Overhead % of Revenue	>=19% and <21%	$0	Prorated subject to $3,000,000 cap	$3,000,000

Agency Level Contribution to Regional and Corporate Overhead % of Revenue	>=21%	$0	Prorated subject to $3,000,000 cap	$3,500,000

(i)        If CCC#1 Actual Revenues are greater than or equal to the CCC#1 Minimum Revenue Threshold and less than the CCC#1 Revenue Target and agency level contribution to corporate and regional overhead as a percent of revenue is greater than 19% then: CCC#1 Actual Revenues divided by CCC#1 Revenue Target multiplied by $3,000,000 shall be the amount payable, subject to a cap of $3,000,000. Schedule 2.2(b)(ii) sets forth the calculation which will be used to determine the corporate and regional overhead contribution.

(ii)       A determination of the amount of CCC#1 ultimately payable shall be made no later than 90 days following the end of the TTM period in which the goal has been reached but in no event beyond the first full 18 month period following the Closing Date and shall be paid no later than 30 days after the determination is made.

(iii)      The CCC#1 payout shall be made 80% in cash and 20% in AFAM Shares. The value of each AFAM Share to be issued pursuant to this paragraph 2.2(b) shall be fixed as of the Closing Date by dividing the amount of CCC#1 payable by the average closing price of AFAM Shares as reported on NASDAQ for the 20 trading days immediately prior to the Closing Date. For example, if the value of an AFAM Share as determined pursuant to the preceding sentence is $25, then if the dollar amount of Contingent Consideration to be issued after the Closing is $1,000,000, then Selling Parties would be issued 8,000 AFAM Shares (20% of $1,000,000 is $200,000 and $200,000 divided by 25 is 8,000), regardless of the trading price of AFAM Shares at such later date. AFAM Shares to be issued pursuant to this paragraph 2.2(b) shall be issued in the percentages set forth on Schedule 2.1(a)(ii).

(c)        Determination of CCC#2. The determination of the amount of Contingent Consideration ultimately payable for CCC#2 (up to a maximum of $3,400,000) shall be based on the trailing 12 months revenues generated directly by the activities of the Business in Territory #2 during the four full years following the Closing Date (“Attributable CCC#2 Revenues”). The CCC#2 Revenue Target shall be $16,000,000. The CCC#2 Minimum Revenue Threshold shall be $4,000,000. For each full increment of $4,000,000 of Attributable CCC#2 Revenues an incremental $850,000 of Contingent Consideration shall be deemed to have been earned according to the following formula:

(i)        At the end of each of the four consecutive full 12 month periods following the Closing Date a calculation would be made of revenues directly attributable to the activities of the Business (“Attributable CCC#2 Revenues”) and compared against same calculation for the full 12 month period ending one year earlier to determine the amount payable (or returnable). The calculations shall begin starting with the first full 12 month period following the Closing Date and shall end with the fourth consecutive full 12 month period following the Closing Date. The following outlines the calculation to be made:

(A)       Step 1: determine Attributable CCC#2 Revenues for the trailing 12 month period then ended

(B)       Step 2: Look up the Attributable CCC#2 Revenues in the following table to arrive at the Cumulative Payout Amount:

	Attributable CCC#2	Cumulative
	Revenues	Payout Amount

Greater than or equal to	$ 4,000,000	$ 850,000
Greater than or equal to	$ 8,000,000	$ 1,700,000
Greater than or equal to	$ 12,000,000	$ 2,550,000
Greater than or equal to	$ 16,000,000	$ 3,400,000

(C)       Step 3: Subtract the previous 12 month period’s Cumulative Payout Amount from the current 12 month period’s Cumulative Payout Amount to arrive at the Current 12 Month Period Payout (Payback) Amount. If the Current 12 Month Period Payout (Payback) Amount is positive it shall be paid by Buyers to Sellers; if negative it shall be paid by Sellers to Buyers.

(ii)       If at any of the four 12 month periods for which a calculation is made, the actual Attributable CCC#2 Revenues for the 12 months then ended shall equal or exceed $16,000,000, the entire $3,400,000 amount of CCC#2 shall have been fully earned and there shall be no more calculations made from that point forward.

(iii)      The payment of each Current 12 Month Payout (Payback) Amount shall be made 80% in cash and 20% in AFAM Shares. The value of each AFAM Share to be issued pursuant to this paragraph 2.2(b) shall be fixed as of the Closing Date by dividing the amount of CCC#1 payable by the average closing price of AFAM Shares as reported on NASDAQ for the 20 trading days immediately prior to the Closing Date. AFAM Shares to be issued pursuant to this paragraph 2.2(c) shall be issued in the percentages set forth on Schedule 2.1(a)(ii).

(iv)      In order for revenues to quality as CCC#2 Revenues for purpose of this paragraph 2.2(c), (i) the markets for CCC#2 must be identified and approved by Buyer senior management prior to initiation of selling activities by Buyer’s representatives, and (ii) the group living facilities must execute acknowledgement forms, in a form mutually satisfactory to Sellers and Buyers, indicating that such facility is participating in the applicable program.

(d)       The Contingent Consideration shall be paid, if due, within 10 business days after the final determination of Net Revenue for the Determination Period.

(e)       "Net Revenue" means the consolidated net revenues of the Business operated under the Licenses, determined in accordance with generally accepted accounting principles (GAAP) applied on a basis consistent with past periods.

(f)        During the Determination Period, Buyers will deliver to Sellers reports setting forth Net Revenues on a quarterly basis.

(g)       Buyers agree to provide Sellers' independent accountants reasonable access to Buyers’ management and the financial records of Buyers during the Determination Period for the sole purpose of verifying Net Revenue. It shall be a condition to the provision of any information pursuant to this paragraph 2.2 that Sellers and their independent auditor sign a confidentiality agreement reasonably satisfactory to Buyers with respect to any information so provided.

(h)       In no event later than 50 days immediately following the Determination Period, Buyers shall have prepared and delivered to Sellers a statement of Buyers’ calculation of Net Revenue for the Determination Period (a "Determination Statement"). If, (x) after the parties are unable to mutually agree upon such calculation of Net Revenue or (y) after receiving the Determination Statement and prior to 90 days immediately following the receipt of such statement, Sellers notify Buyers in writing (a "Revenue Dispute Notice") that it disputes the amount of Net Revenue as calculated by Buyers (and in such Revenue Dispute Notice states the nature of the dispute in reasonable detail, including, without limitation, Sellers' determination of Net Revenue, and if Sellers and Buyers are unable to resolve such dispute within three (3) days after receipt of the Revenue Dispute Notice by Buyers, they shall submit the dispute to a nationally recognized independent accounting firm mutually agreeable to them, which firm shall not have had a material relationship with either party, or any of their respective affiliates, within four (4) years preceding the appointment of such firm (the "Adjustment Arbitrator"). The Adjustment Arbitrator shall be instructed to arbitrate the disputed Net Revenue, and determine whether the Contingent Consideration is payable within 60 days from the date such Adjustment Arbitrator is selected. If Sellers and Buyers cannot agree on the selection of the independent accounting firm to act as the Adjustment Arbitrator, they shall request Buyer's independent accounting firm to appoint such an independent accounting firm and such appointment shall be conclusive and binding on the parties. In determining Net Revenue, the Adjustment Arbitrator shall be bound by the provisions of this Agreement and may not assign a value to any adjustment or item greater than the greatest value for such adjustment or item claimed by Sellers or Buyers (as applicable) or less than the smallest value for such adjustment or item claimed by Sellers or Buyers (as applicable). The resolution of disputes by the Adjustment Arbitrator shall be set forth in writing and shall be conclusive and binding on the parties, and the determination of Net Revenue shall become final upon the date of such resolution, and may be entered as a final judgment in any court of proper jurisdiction. Whether any dispute is resolved by agreement between Sellers and Buyers or by the Adjustment Arbitrator, changes to the Determination Statement shall be made hereunder only for items as to which Sellers have taken exception as provided herein. The fees and expenses of the Adjustment Arbitrator, if required hereunder, shall be apportioned between Sellers and Buyers to reflect the relative differences between the position asserted by Sellers and Buyers with respect to each disputed adjustment or item referred to the Adjustment Arbitrator, and the resolution reached by such Adjustment Arbitrator with the party that is further from such resolution bearing a proportionately greater share of such fees and expenses.

(i)        In the event a Change of Control occurs during the Determination Period, then Sellers shall be entitled, at Sellers’ option, to (i) demand a determination of Net Revenue for the period through the date of the Change of Control, and receive, if due, a pro-rata (based on the percentage of the Determination Period occurring before the date of the Change of Control) payment of Contingent Consideration in full satisfaction of Sellers' right to Contingent Consideration, or (ii) allow the determination of Contingent Consideration to run through the full Determination Period.

(j)        For purposes of this Agreement, a "Change of Control", shall mean a change of control of Almost Family, Inc. which is of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change of control shall be deemed to have occurred if (A) any "person"(as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Almost Family, Inc. representing 51% or more of the combined voting power of Almost Family, Inc.’s then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute Almost Family, Inc.'s Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Almost Family, Inc.'s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.3	AFAM Shares.

(a)       All AFAM Shares issued pursuant to this Agreement shall be unregistered shares and shall be "restricted securities" under Rule 144 and Selling Parties acknowledge that the holders of such shares must satisfy the Rule 144 holding period requirements of 12 months before such shares are tradable upon satisfaction of all Rule 144 requirements. In addition to the Rule 144 requirements, which Selling Parties acknowledge apply to all AFAM Shares separately and independently from any contractual restrictions on transfer, Selling Parties agree to the following additional transfer restrictions on AFAM Shares. No holder of AFAM Shares issued pursuant to this Agreement may transfer such shares during the 12 month period after issuance in accordance with paragraphs 2.1(a)(ii), 2.2(b)(iii) and 2.2(c)(iii). In addition, holders of Restricted AFAM Shares agree not to transfer such Restricted AFAM Shares for an additional two year period beyond the initial one year prohibition on transfer (i.e., a total of 36 months), except that Restricted AFAM Shares are released ratably from such additional transfer restrictions in 24 installments over the 24 month period commencing on the first anniversary of issuance date of such Restricted AFAM Shares. For purposes of this Agreement, “Restricted AFAM Shares” shall mean 50% of all AFAM Shares issued pursuant to this Agreement (to be issued among Selling Parties in the percentages set forth on Schedule 2.1(a)(ii)), with such shares to be identified on the certificate representing such Restricted AFAM Shares.

(b)       Holders of Closing AFAM Shares shall be entitled to certain piggyback registration rights pursuant to a Registration Rights Agreement, the form of which is attached as Attachment C (the "Registration Rights Agreement"). Selling Parties acknowledge and agree that their registration rights with respect to AFAM Shares are limited to those set forth in the

Registration Rights Agreement.

(c)       The price per share and number of AFAM Shares to be issued pursuant to paragraph 2.2 shall be appropriately adjusted to reflect any recapitalization, merger, consolidation, combination, stock dividend or split, reverse stock split, spin-off, exchange of shares or similar corporate change as the Board of Directors of Almost Family, Inc. may deem reasonably appropriate to prevent the enlargement or dilution of rights of Selling Parties to AFAM Shares under this Agreement.

2.4       Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as set forth on Schedule 2.4. Sellers and Buyers agree that all tax and information returns will be prepared on a basis consistent with such allocation of the Purchase Price. The cash portion of the Purchase Price consideration shall be divided among Sellers in a manner consistent with allocations of the Purchase Price among the respective Sellers as shown on Schedule 2.4.

2.5        Reimbursement of 2007 Audit Expense. At the Closing, Buyers agree to reimburse Sellers, upon the presentation of reasonable documentation, for the cost of the financial audit performed in 2007 at Almost Family, Inc.’s request, in an amount not to exceed $110,000.

Article 3 - The Closing

3.1       Time and Place. The parties anticipate that the closing ("Closing") will take place at 10:00 a.m., October 26, 2007, or such other date mutually agreed upon by the parties, and upon satisfaction or waiver of each of the conditions to the parties' obligations to close (the "Closing Date"). The "effective time" of the Closing shall be 12:01 a.m., October 27, 2007, or such other date as may be agreed upon in writing by Sellers and Buyers.

3.2	Execution and Delivery of Documents by Sellers and Buyers.

(a)      At the Closing, Sellers and Buyers will execute and deliver such conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as Buyers may reasonably request in order to effect the sale, assignment, conveyance, and transfer of the Purchased Assets, the Business, the Assumed Contracts, the Trade Payables and the Assumed Leases from Sellers to Buyers. Such instruments and documents must be sufficient to convey to Buyers good title to the Purchased Assets and the Business. The parties will also cause the Noncompetition Agreement, the Stock Pledge Agreement and the Registration Rights Agreement (collectively, the "Ancillary Agreements") to be executed and delivered at Closing. The parties acknowledge that Purchased Assets, the Assumed Contracts, Trade Payables, and the Assumed Leases shall be transferred and assigned, at Buyers’ discretion, to one or more Buyers or Buyers’ affiliates through separate bills of sale and assignment instruments.

(b)        Sellers agree that they shall, from time to time after the Closing Date, take such additional action and execute and deliver such further documents as Buyers may reasonably request in order to effectively sell, transfer and convey the Purchased Assets and the Business to Buyers and to place Buyers (or their affiliates) in position to operate and control all of the Purchased Assets and the Business.

Article 4 - Representations and Warranties of Selling Parties

As a material inducement to Buyers to enter into and perform this Agreement, each Selling Party represents and warrants to Buyers as follows:

4.1	Authority as to Execution; No Violation; Organization.

(a)        Each Seller has full power and authority to execute and deliver this Agreement and each Ancillary Agreement, and to consummate the transactions contemplated under this Agreement and the Ancillary Agreements. This Agreement and each Ancillary Agreement constitutes a valid and legally binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ right generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance. The execution, delivery and performance of this Agreement and the Ancillary Agreements by or on behalf of each Seller and the consummation of the transactions contemplated hereunder and thereunder, have each been duly authorized and approved by all necessary corporate action of such Seller.

(b)       The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any provision of, result in the breach of, or accelerate or permit the acceleration of any performance required by the terms of, any contract, agreement, arrangement or undertaking to which such Seller is a party or by which any Purchased Assets may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority to which such Seller is subject or by which any Purchased Assets may be bound; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) violate such Seller’s Articles of Incorporation or Bylaws, (iii) result in the creation of any claim, lien, charge or encumbrance upon any of the Purchased Assets; or (iv) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any of such Seller’s permits or licenses.

(c)         Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is duly qualified to do business and is in good standing as a foreign corporation in each other jurisdiction in which the ownership or use of the rights and assets of such Seller or the conduct of such Seller’s business requires such qualification. Each Seller has full power and authority (corporate or otherwise) to carry on the Business as it has been and is now being conducted. Schedule 4.1(c) contains the address (including city, county, state and zip code) of each location where any of the Purchased Assets are located and each trade name under which each Seller operates at such address, and any additional business or trade names under which the Business has been operated at each such address or any other location in the five years preceding the date of this Agreement.

4.2	Licenses, Permits and Payment Programs.

(a)       Except as set forth on Schedule 4.2(a), each Seller has obtained and holds all material licenses, permits, certificates, accreditations and authorizations necessary for such Seller to operate the Business as currently conducted by such Seller (the “Permits”). Schedule 4.2(a) sets forth a list of all Permits, and a copy of each Permit has been delivered to Buyer. Except as set forth on Schedule 4.2(a), (i) each Permit is valid and in full force and effect, (ii) no default or violation exists under any Permit, (iii) no Seller has received any notice or threat of suspension, deficiency or cancellation of any Permit, and (iv) to the best of Selling Parties’ knowledge, no event has occurred that (with or without notice or the passage of time) would constitute a breach or violation of any Permit.

(b)     Each Seller is certified for participation in, and is a party to valid provider agreements for payment by, Medicare, Medicaid and each other state, local or federal health care program related to the operation of the Business listed on Schedule 4.2(b) (the "Programs"). No Seller has received notice of any pending or threatened investigations by, or loss of participation in, the Programs related to the Business.

4.3	Environmental Standards.

(a)       Each Seller has operated the Business in compliance with all federal, state, local and foreign statutes, ordinances, laws (including common law), regulations, ordinances, rules, permits, licenses, consent decrees, orders and clearances relating to: (i) releases or threatened releases or the use, storage, transportation or disposal of hazardous substances, as that term is now defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601, et seq.), pollutants, dangerous, toxic, or hazardous substances, materials or wastes, or petroleum, asbestos-containing materials or polychlorinated biphenyls (“Hazardous Substances”), (ii) pollution, and (iii) the protection of the environment or human health (collectively, "Environmental Laws").

(b)       No Seller has caused or permitted any Hazardous Substances to be disposed on, under or at the premises of the Business, or any part thereof, and, to the best of Selling Parties’ knowledge, no part thereof has ever been used by any Seller as a permanent storage or disposal site for any such Hazardous Substances.

4.4         Taxes. Each Seller has timely filed all federal, state, local and other tax returns required to be filed by it prior to the date of this Agreement with respect to the Business and all such tax returns were true, complete and accurate. Each Seller has paid for all taxes due and payable on or before the date hereof (whether or not reported on a filed tax return) for which Buyers could be liable. Present taxes that each Seller is required by law to withhold or collect with respect to the Business have been withheld or collected and have been paid over to the proper governmental authorities or are properly held by such Seller for such payment. Except as described on Schedule 4.4, no examination or audit of any tax return related to the Business by any taxing authority is currently in progress or, to the best of Selling Parties’ knowledge, threatened or contemplated. There are no liens on any of the Purchased Assets resulting from any failure (or alleged failure) to pay any taxes. No deficiency for any taxes or claim for additional tax assessment by any taxing authority, which if unsatisfied could result in a lien upon any of the Purchased Assets or could result in Buyers incurring successor liability under applicable laws, has been, to the best of Selling Parties’ knowledge, proposed, asserted, or assessed against any Seller, nor has any Seller granted any extension or waiver of any limitation period applicable to any tax claims relating to the Business which has not been closed.

4.5	Title; Real Property.

(a)       Each Seller has, and Buyers will have following the Closing, sole, exclusive, good (legal and beneficial) and marketable title to, or in the case of the Assumed Lease, a sole and exclusive enforceable leasehold interest in, all of the Purchased Assets, free and clear of any mortgage, security interest, pledge, lien, claim, encumbrance, sublease, license, or other adverse or intervening interest. The Purchased Assets comprise all of the rights and assets necessary for Buyers to carry on the Business as it is currently conducted by Sellers. The tangible Purchased Assets are in good condition, free from material defects, reasonable wear and tear and normal depreciation excepted.

(b)       Except for the Assumed Leases, none of the Purchased Assets are leased to or by Sellers. Each of the Assumed Leases, in the form provided to Buyers, is true, correct and complete, is a currently valid and binding conveyance of leasehold title to the real property described therein, and is not currently subject to the default (or anything that would constitute default after passage of time or giving of notice) of any party thereto. To the best of Selling Parties’ knowledge, there are no pending or threatened condemnation or other proceedings that could adversely affect the current use, occupancy, or value of the Assumed Leases or the leased premises subject thereto. The real property, including the buildings and all other improvements, subject to the Assumed Leases is in good condition, free from material defects, and adequate to operate the facilities as currently used, and comprises all of the real property used by Sellers in the operation of the Business in the Territory. Occupancy and operation of the Business in each of the leased premises is in compliance with applicable law.

4.6	Intellectual Property.

(a)        Schedule 4.6 sets forth a complete and correct list of all intellectual property used by Sellers in the conduct of the Business. Except as set forth on Schedule 4.6, each Seller has a license to use all intellectual property that is a Purchased Asset, and all such licenses are in full force and effect. Except as set forth on Schedule 4.6, each Seller has the right to fully assign all such licenses to Buyer.

(b)       No Seller has (i) materially interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, or (ii) received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that a Seller must license or refrain from using any intellectual property rights of a third party in connection with the conduct of the Business). To best of Selling Parties’ knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Sellers.

4.7	Insurance.

(a)        Schedule 4.7(a) sets forth a true and complete list of all policies of insurance that insure the Purchased Assets or the Business, setting forth the names of insurers, policy numbers, types and amounts of coverage and expiration dates. No Seller is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage or been subject to any gaps in insurance coverage during the past two years.

(b)        Schedule 4.7(b) sets forth a true and complete list of all claims against such insurance policies during the past two years. During the past two years, no insurer has questioned, denied or dispute (or otherwise reserved its rights with respect to) the coverage of any pending claim, or threatened to cancel any policy insuring any of the Purchased Assets or the Business.

4.8          Disclosure. No representation or warranty made by Selling Parties in this Agreement and no statement made in or any amount set forth on any schedule called for by and incorporated into this Agreement is false or misleading in any material respect or omits to state any material fact necessary to make any such representation or statement not misleading.

4.9	Compliance with Healthcare Regulatory Laws.

(a)       Except as disclosed on Schedule 4.9, each Seller has timely filed all requisite cost reports, claims and other reports related to the Business required to be filed in connection with all Programs due on or before the date hereof, all of which are complete and correct. True and correct copies of all such reports for the three most recent fiscal years of each Seller have been furnished to Buyers. Except as specifically described on Schedule 4.9, there are no claims, actions, appeals, reviews or audits pending before any federal or state commission, board or agency (including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board or the Administrator of the Health Care Financing Administration) with respect to any Seller's participation in any Program related to the Business, or any pending disallowances by any commission, board or agency in connection with any Seller's participation in any Program, which could adversely or materially affect the Business or any of the Purchased Assets, the operation or the utility thereof, or the consummation of the transactions contemplated hereby, and each Seller has made available to Buyers true and correct copies of any such claims, actions or appeals.

(b)       The structure and operations of Business by and the activities of the respective officers, directors and managing employees of Sellers are, and at all times have been, in compliance in all material respects with all relevant federal and state laws regulating health services or payment including, but not limited to, 42 U.S.C. Sections 1320a-7, 1320a-7a and 7b, 18 U.S.C. Sections 1035 and 1347, and 31 U.S.C. Section 3729, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud. Each Seller has maintained, secured, used and transmitted all electronic or other data or information with respect to the Business relating to any persons in compliance with (i) the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (“HIPAA”), (ii) privacy laws applicable to such Seller, as applicable, and (iii) any other legal requirement applicable to such Seller, including, without limitation, those relating to use, confidentiality, protection, security or integrity of Protected Health Information (as defined under HIPAA). No Seller has, in obtaining or performing any contract or agreement related to the Business, violated in any material respect any obligation it has undertaken in connection with HIPAA as a “business associate” of a “covered entity” or as a “covered entity” as such terms are defined in HIPAA. Each Seller has established and implemented such policies, programs, procedures, contracts and systems with respect to the Business, as are necessary to comply with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards.

(c)       No person having a “financial relationship” with a Seller, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to such Seller with respect to the Business, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

(d)       All material reports, documents, claims and notices related to the Business required to be filed, maintained or furnished to any governmental or health care authority by Sellers has been so filed, maintained or furnished. All such reports, documents, claims and notices were materially complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing).

4.10       Contracts and Commitments. Except for the Assumed Contracts and except as set forth on Schedule 4.10, no Seller is a party to any contract or commitment relating to the Business, and neither the Business nor the Purchased Assets are the subject of any contract or commitment. Each of the Assumed Contracts is in full force and effect, is a valid and binding obligation of the parties to such contracts in accordance with its terms, and, to the best of Selling Parties’ knowledge, no party to the Assumed Contracts is in default under such contracts.

4.11        No Violation of Law. Except as disclosed on Schedule 4.11, the conduct of the Business by Sellers does not in any material manner violate any statute, ordinance, law, regulation, order, writ, injunction or decree of any court or governmental agency. No Seller has received a notice of default or violation of, and has no knowledge that any circumstance exists or event has occurred that, with or without the lapse of time or giving of notice, would constitute a default or violation of any statute, ordinance, regulation, order, writ, injunction or decree of any court or governmental agency or authority applicable to the Business or the Purchased Assets.

4.12     Litigation. Except as disclosed on Schedule 4.12, there are no actions, suits or proceedings pending, or, to the best of Selling Parties’ knowledge, threatened before any court, commission, agency or other governmental or regulatory authority (i) affecting the Business or the Purchased Assets, (ii) to which the Business or the Purchased Assets are subject, or (iii) that seek to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated under this Agreement. Except as disclosed on Schedule 4.12, no Seller is the subject of any judgment, order, writ, injunction or decree relating to or affecting the Business or the Purchased Assets, other than those of general application, or that seeks to prohibit or materially and adversely restrict or delay the consummation of the transactions contemplated under this Agreement. To the best of Selling Parties’ knowledge, no event has occurred or circumstance exists that is reasonably expected to give rise to or serve as a basis for the commencement of any action, suit or proceeding affecting the Business or the Purchased Assets.

4.13        Labor. To the best of Selling Parties’ knowledge, no employee of any Seller engaged in the Business is represented by a labor union and there is no collective bargaining or other union contract relating to the Business to which a Seller is a party. To the best of Selling Parties’ knowledge, there is not pending or threatened against any Seller any grievance, labor dispute, organizational activity, union trouble, work slowdown, lockout, strike or work stoppage related to the Business. Each Seller has complied in all material respects with all applicable federal, state, local and foreign laws, rules and regulations related to the Business pertaining to the employment of labor, including those relating to wages, hours, collective bargaining, employee health and safety, fair employment, and the payment of or withholding of taxes. Each Seller has withheld all amounts required by law or agreement to be withheld from the wages or salaries of such Seller’s employees engaged in the Business and no Seller is liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

4.14        Employee Benefit and Retirement Plans. Except as disclosed on Schedule 4.14, no Seller maintains any "employee pension benefit plan" or any "employee welfare benefit plan" (as defined respectively in Section 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) on behalf of such Seller's employees engaged in the Business. Except as disclosed on Schedule 4.14, no Seller maintains any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, retention, change in control or severance plans; bonus or other incentive arrangements; life or disability insurance plans; medical, vision, dental or other health insurance plans; flexible spending account; vacation, holiday or any other fringe benefit arrangements for any employees engaged in the Business, whether written or unwritten, funded or unfunded, actual or contingent. Each Seller acknowledges and agrees that (i) Buyers shall not be treated as a successor employer within the meaning of Treasury Regulation § 54-4980B-9 (“COBRA”), (ii) Sellers will retain all obligations under COBRA for all employees of the Business, whether or not hired by Buyers, and (iii) Buyers shall have no liability under COBRA relating to the employees engaged in the Business for events occurring on or prior to the Closing. Sellers agrees to provide each employee engaged in the Business with COBRA notices.

4.15        Employees and Independent Contractors. Schedule 4.15 sets forth a true and complete list including the name, salary or compensation (including without limitation all commission, override or bonus arrangements), and PDO, and to the best of Selling Parties’ knowledge, no Seller has received any notice of intent to terminate employment from any person listed on Schedule 4.15, and no person listed on Schedule 4.15 has any written or oral contract for employment with any Seller, other than at-will employment relationships.

4.16        Worker's Compensation. Except as disclosed on Schedule 4.16, each Seller is in full compliance with all worker's compensation laws with respect to the Business and has worker's compensation insurance coverage in full force and effect with respect to the Business.

4.17        Consents. Except as described on Schedule 4.17, no consents, approvals or authorizations of, filing with, or notice to any third parties, including any governmental or regulatory authorities, is required in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Sellers and consummation by Sellers of the transactions contemplated hereby and thereby.

4.18      Commissions. Sellers have engaged The Braff Group to act as broker in connection with the transactions contemplated by this Agreement. No Seller has authorized any person to act in such a manner as to give rise to any valid claim against Buyers for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement.

4.19      Financial Statements. Sellers have delivered to Buyers the audited balance sheet of the Business as of December 31, 2006 and the related statements of income, cash flows and changes in members’ equity for the fiscal year then ended, and the unaudited balance sheet as of August 31, 2007 and the related statements of income, cash flows and changes in members’ equity for the eight-month period then ended (the "Financial Statements"). The Financial Statements fairly present, in accordance with generally accepted accounting principles for financial reporting in the United States ("GAAP"), the financial condition and the results of operations, changes in members’ equity and cash flows of Sellers as of the respective dates of and for the periods referred to in such Financial Statements. The Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. The Financial Statements have been prepared in accordance with the accounting records of Sellers, which have been properly maintained and are complete and correct in all material respects. There are no liabilities (whether known, unknown, contingent or otherwise) of Sellers other than (i) liabilities reflected on the Financial Statements, or (ii) liabilities incurred since August 31, 2007 in the ordinary course of business consistent with past practice, none of which are material.

4.20      Absence of Changes. Since August 31, 2007, except as disclosed on Schedule 4.20, each Seller:

(a)       has operated the Business in the ordinary course of business consistent with past practice;

(b)       has not permitted any of the Purchased Assets to become subject to a lien or other encumbrance;

(c)       has not suffered any material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any Purchased Asset;

(d)       has not sold, assigned, transferred, leased, licensed or otherwise disposed or encumbered any of the Purchased Assets (tangible or intangible), except in the ordinary course of business consistent with past practice and except as contemplated by this Agreement or the transactions contemplated hereunder;

(e)       has not terminated any of the relationships of the Business between such Seller, on the one hand, and any dealer, franchisee, distributor, licensee, licensor or supplier material to such Seller, on the other hand, or modified any such relationships to be less favorable to the Business, or has not been threatened or notified of any intention (orally or in writing) by any such dealer, franchisee, distributor, licensee, licensor or supplier to effect any such termination or modification;

(f)        has not granted or incurred any obligation for any increase in the compensation of any employee of such Seller engaged in the Business (including any increase pursuant to any bonus, pension, profit-sharing, retirement, or other plan or commitment) except for raises in the ordinary course of business consistent with past practice;

(g)       has not made any material change in its methods of accounting or accounting principles or practices (including with respect to reserves) with respect to the Business;

(h)       except as contemplated by this Agreement or the transactions hereunder, has not entered into any other material transaction related to the Business, whether or not in the ordinary course of business;

(i)        except as contemplated by this Agreement or the transactions hereunder, has not agreed, whether orally or in writing, to do any of the foregoing; and

(j)        has not suffered any event or circumstance that has had, or is reasonably likely to have, a material adverse effect on the business, operations, condition (financial or otherwise), assets or earnings of the Business.

4.21      Internal Control. Sellers have implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.22	Nature of Investment

(a)       AFAM Shares to be received by Selling Parties will be acquired for investment for Selling Parties’ own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and none of Selling Parties has a present intention of selling, granting any participation in, or otherwise distributing the same. No Selling Party has any need for liquidity with respect to its investment in AFAM Shares.

(b)       Buyers have delivered to each Selling Party a reasonable time before the date hereof true and complete copies of Almost Family, Inc.’s (i) Annual Report on Form 10-K for the year ended December 31, 2006; (ii) Proxy Statement used in the connection with its 2007 Annual Meeting of Stockholders; (iii) all periodic reports on Form 8-K filed with the Securities and Exchange Commission since December 31, 2006 to the date hereof; and (iv) all Forms 10-Q filed with the Securities and Exchange Commission since December 31, 2006 to the date hereof. Each Selling Party, or a representative thereof, has received and read or reviewed, and is familiar with, this Agreement and the other agreements executed in connection with this Agreement and confirms that all documents, books and records pertaining to such Selling Party’s investment in AFAM Shares and requested by such Selling Party have been made available.

(c)       Each Selling Party has had an opportunity to ask questions and receive answers from Almost Family, Inc. regarding the terms and conditions of the offering of AFAM Shares and about other information, documents and records relative to Almost Family, Inc.’s business assets, financial condition, results of operations and liabilities.

(d)       Each Selling Party is an experienced investor in securities and acknowledges that such Seller can bear the complete economic risk of such Selling Party’s investment and has such knowledge and experience in financial or business matters that such Selling Party is capable of evaluating the merits and risks of the investment in AFAM Shares. Each Selling Party also represents that such Selling Party is an "accredited investor" within the meaning of Rule 501(a) promulgated under the Securities Act.

(e)       The purchase of AFAM Shares by Selling Parties is consistent with the general investment objectives of Sellers. Each Selling Party understands that the purchase of AFAM Shares involves a high degree of risk.

(f)        Each Selling Party understands that AFAM Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Almost Family, Inc. in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act and applicable state securities laws, except in certain limited circumstances. In this connection, each Selling Party represents that such Selling Party is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Each Selling Party agrees that in no event will they make a transfer or disposition of any AFAM Shares unless and until, if requested by Almost Family, Inc., such Selling Party shall have furnished to Almost Family, Inc. (at the expense of the applicable Selling Party or such Selling Party’s transferee) an opinion of counsel or other evidence, reasonably satisfactory to Almost Family, Inc., to the effect that such transfer may be made without restrictions under the Securities Act.

(g)       AFAM Shares issued to Selling Parties shall not be registered under the Securities Act at the time of issuance, and as such shall constitute "restricted securities" within the meaning of Rule 144 under the Securities Act and, unless sold pursuant to an effective registration statement, AFAM Shares shall be available for sale in the public market only in compliance with Rule 144. AFAM Shares shall bear a legend substantially as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Article 5 - Representations and Warranties of Buyers

As a material inducement to Sellers to enter into this Agreement, Buyers hereby represent and warrant to Sellers as follows:

5.1         Authority as to Execution. The execution and delivery of this Agreement and the instruments called for by this Agreement by or on behalf of each Buyer and the consummation of the transactions contemplated hereunder and thereunder, shall have been duly authorized by all necessary limited liability company actions on or prior to the Closing Date. This Agreement and each of the instruments called for by this Agreement will be a valid and binding obligations of Buyers, each enforceable against Buyers in accordance with their respective terms.

5.2         Organization and Entity Authority. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization, with full legal power and authority to execute, deliver and perform its obligations under this Agreement and the instruments called for by this Agreement.

5.3       No Violation of Law; Other Agreements. Neither the execution and delivery of this Agreement or the instruments called for by this Agreement, nor consummation of the transaction herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, will conflict with or violate any provision of law or of the organizational documents of Buyers, or result in a violation or default in any provision or any regulation, order, writ, injunction or decree of any court or governmental agency or authority, or of any agreement or instrument to which a Buyer is a party or by which a Buyer is bound or subject.

5.4        Commissions. Buyers have not authorized any person to act in such a manner as to give rise to any valid claim against Sellers for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement.

5.5        Issuance and Validity of AFAM Shares. AFAM Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will be free of any liens or encumbrances other than the pledge of AFAM Shares contemplated by this Agreement, and will not be subject to any preemptive rights, rights of first refusal or redemption rights.

5.6        Disclosure. No statement made in the information listed on paragraph 4.22(b) or representation and warranty of Buyers in this Agreement or any schedule to this Agreement is false or misleading in any material respect or omits to state any fact necessary to make any such representation or statements not misleading in any material respect.

Article 6 – Covenants of Selling Parties

6.1        Conduct of Business. From the date of this Agreement until the Closing Date, each Seller agrees to operate the Business and otherwise carry on the Business in substantially the same manner heretofore conducted and not make other than in the ordinary course of business, any material change in its personnel, operations, finances, accounting policies, or personal property, without the prior written consent of Buyer. Between the date hereof and the Closing Date, each Seller agrees to use its reasonable efforts to retain its present employees and preserve the goodwill and business of their customers, suppliers, and others having business relations with them, and agree to conduct the financial operations of the Business in accordance with its existing business practices. From the date of this Agreement to the Closing Date, each Seller agrees to not do any of the following in connection with its ownership and operation the Business and the Purchased Assets without Buyers’ prior written consent:

(a)       cancel or permit any insurance, bond, surety instrument or letter of credit to lapse or terminate, except in the ordinary course of business or unless renewed or replaced by like coverage;

(b)       default in any respect under any loan, material contract, agreement, lease or commitment;

(c)       enter into any contract, agreement, lease or other commitment, except in the ordinary course of business;

(d)	sell or agree to sell the Business or any of the Purchased Assets;

(e)       hire any employees other than in the ordinary course, increase any compensation to employees, enter into any employment arrangement, agreement or undertaking, or pay or promise to pay any fringe benefit, bonus or special compensation to employees, except in the ordinary course of business, except as otherwise contemplated in this Agreement;

(f)        impede Buyers, their counsel, accountants and other representatives from reasonable access, during normal business hours and upon reasonable advance notice, to the Business and the Purchased Assets so that Buyers may have the opportunity to conduct a reasonable investigation of the Business;

(g)       encumber any of the Purchased Assets or incur any liabilities with respect to the Business, except in the ordinary course of business; or

(h)       permit any employees of the Business to be "hired" or otherwise used by Sellers other than in connection with the operation of the Business (the intention of the parties being that as of the Closing, Buyers will have the opportunity, but not the obligation, to hire all of Sellers' employees utilized in the operation of the Business as of the date of this Agreement and that none of such employees will have any preexisting arrangement to remain employed by Sellers after the Closing Date).

6.2        No Sale of Purchased Assets. Sellers agree to not sell, lease, remove or otherwise dispose of any of the Purchased Assets, which are located or used in the Business (except for retirements and replacements in the ordinary course of business, provided that all items which are retired or replaced are contemporaneously replaced by items of substantially equivalent value), or liquidate or dissolve.

6.3        Insurance. Through the Closing Date, Sellers agree to maintain the insurance described in Article 4.

6.4        Notice. From the date hereof to the Closing Date, Sellers agree to promptly advise Buyers of the occurrence of any governmental inspections, investigations, citations with respect to the Business or the Purchased Assets, and of which any Seller has received written or oral notification.

6.5        Access to Personnel and Records. From the date of this Agreement until the Closing Date, Sellers agree to give Buyers, and Buyers’ counsel, accountants, consultants and other agents and representatives, full access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records relating to the Purchased Assets and the operations of the Business. The review of any such Business records shall be conducted subject to the site and business hours limitations requested by Sellers to the extent reasonably possible and shall designed so as to minimize any disruption to Sellers' business.

6.6        Financial Information. Sellers agree to provide Buyers with such financial information available to Sellers relating to the operations of the Business as Buyers may reasonably request.

6.7        Collection Practices. Sellers agree to not deviate from its current lawful practices with respect to the collection of accounts receivable from the Business's patients to the extent that any such change in collection practices would impair or adversely affect the Business' ability to continue its relationships with those patients after Closing.

6.8        Cooperation. From the date hereof to the Closing Date, Sellers agree to cooperate in good faith with Buyers in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement. Sellers agree to use their good faith efforts to cause each of the conditions to Buyer's obligation to close the transactions contemplated by this Agreement set forth in Article 8 to be satisfied on or prior to the Closing Date.

6.9        Approval of Transfer. From the date hereof to the Closing Date, Sellers agree to use their reasonable best efforts, at Buyers’ expense, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities, and any other third party identified as necessary in order to transfer the Business, the Purchased Assets, the Assumed Contracts, the Assumed Leases and the Licenses to Buyers.

6.10      Consents. Sellers agree to use their good faith efforts to procure the consents of any third parties necessary for the assignment to Buyers of the Assumed Contracts and Licenses (to the extent the obtaining of such consents can occur pre-Closing).

6.11       No-Shop Clause. From and after the date of the execution and delivery of this Agreement until the termination of this Agreement (unless the Closing Date is extended beyond such date by the parties), Sellers agree to not, without the prior written consent of Buyer: (i) offer for sale any material portion of the Business or Purchased Assets; (ii) solicit offers to buy all or any material portion of the Business or Purchased Assets; (iii) hold discussions with any party (other than Buyers) looking toward such an offer or solicitation or looking toward a merger or consolidation with Sellers; or (iv) enter into any agreement with any party (other than Buyers) with respect to the sale or other disposition of any material portion of the Business or Purchased Assets.

6.12      Preparation of Financials. Sellers shall prepare such financial information, and to cooperate with Buyers in connection with the preparation of consolidated financial information including the Business, as may be requested by Buyers.

6.13      Medicare Change of Ownership Filing. Sellers agree, as soon as reasonably possible after the execution of this Agreement, to make their Medicare Form 855 change in control filings.

6.14      Maintenance of Sellers’ Existence. Selling Parties agree that each Seller shall be maintained in good standing and not dissolved for at least five years after the Closing Date.

6.15      Transfer of AFAM Shares. Selling Parties agree that (i) any transfer of AFAM Shares by Sellers, either at Closing or thereafter, will be permissible under applicable state laws governing distributions to stockholders and related corporate laws, and such distribution shall not render Sellers unable to pay all obligations and liabilities of such Sellers in the ordinary course, and (ii) any transfer of AFAM Shares shall be limited to persons affiliated with Selling Parties who (A) join in making representations and warranties substantially similar to those set forth in paragraph 4.22 at the time of the transfer, and (B) acknowledge in writing that the AFAM Shares remain subject to the Stock Pledge Agreement.

Article 7 - Covenants of Buyers

7.1        Access to Records. For a period extending to the greatest of five years from and after the Closing Date, any longer period required by law, or the date of final settlement of cost reports for any period prior to the Closing Date, Buyers agrees to retain the patient and medical records of the patients serviced by the Business on and prior to the Closing Date, and will give

Sellers, and Sellers’ counsel, accountants, consultants and other agents and representatives, full and complete access, during reasonable business hours and upon reasonable request.

7.2        Cooperation. From the date hereof until the Closing Date, Buyers agree to cooperate in good faith with Sellers in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.

7.3        Approval of Transfer. From the date hereof until the Closing Date, Buyers agree to use their reasonable best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities and other third parties required or necessary in order to transfer the Business, the Licenses, the Assumed Contracts and the Purchased Assets to Buyers.

7.4        Medicare Change of Ownership Filings. Buyers agree, as soon as reasonably possible after the execution of this Agreement, to make their Medicare Form 855 change in control filings.

Article 8 - Conditions Precedent to Buyers’ Obligations

Buyers’ obligation to close is subject to the satisfaction of the following conditions before or at Closing, unless waived by Buyers:

8.1        Representations and Warranties True at Closing. The representations, warranties and covenants made by Selling Parties in this Agreement must be true in all material respects at and as of Closing as if made on and as of Closing (excluding any materiality qualifier in such representations and warranties).

8.2        Compliance with Agreement. Sellers must have performed and complied with all of their covenants and obligations under this Agreement in all material respects which are to be performed or complied with by them before or at Closing, including but not limited to the obtaining of consent and estoppel certificates from the landlords under each Assumed Lease as set forth herein.

8.3        Sellers' Certificate. Sellers must have delivered to Buyers a certificate stating that (i) the representations, warranties and covenants made by Selling Parties in the Agreement are true in all material respects at and as of Closing as if made on and as of Closing (excluding for this purpose any materiality qualifier in such representations and warranties), and (ii) Sellers have performed and complied with all of their covenants and obligations under this Agreement in all material respects which are to be performed or complied with by it before or at Closing.

8.4        Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against the parties or any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms or otherwise have a material adverse effect on Buyer's ownership, use or enjoyment of the Business, the Licenses, the Assumed Contracts, the Assumed Leases or the Purchased Assets.

8.5        Approvals. All necessary material federal, state and local governmental and regulatory and other third party consents, waivers, and other approvals or determinations required to be obtained with respect to the sale and/or transfer of the Licenses, the Assumed Contracts, the Assumed Leases and the Purchased Assets to Buyers, and Buyers’ operation of the Business thereafter, must have been obtained, with the form and substance of such consents, etc. satisfactory to Buyers in their sole discretion. Approval of the transactions contemplated by this Agreement by the Board of Directors or manager, as applicable, of each Buyer and Almost Family, Inc., and the senior lender of Almost Family, Inc.

8.6        Closing Documents. The documents required to be delivered by Sellers to Buyers pursuant to this Agreement must be executed in a form reasonably acceptable to Buyers.

8.7        Opinion of Counsel. Sellers shall have caused there to be delivered at Closing an opinion of counsel in a form satisfactory to Buyers with respect to certain matters, including authorization of this Agreement and the Ancillary Agreements, no conflict with Sellers' organizational documents and contracts and other customary matters.

8.8        Audited Financial Statements. Sellers shall provide Buyers with such audited financial statements for Sellers and/or the Business for the fiscal year ended December 31, 2006 and unaudited financial statements for the interim period ended August 31, 2007, as necessary for Almost Family, Inc. to satisfy the requirements of Item 9.01 of the Exchange Act Current Report on Form 8-K, along with the consent, in proper form, of the auditor of the financial statements, to the incorporation by reference of its report on the financial statements into Almost Family, Inc.’s registration statements on Form S-3 and Form S-8 with the SEC.

8.9        Employment Arrangements. Buyers shall have reached employment arrangements with certain employees of the Business identified by Buyers on terms and conditions satisfactory to Buyers in their sole discretion (which terms may include restrictive covenants), including an employment arrangement with Michael Moses.

8.10      Medicare Change in Control. Sellers shall have made their Medicare Form 855 change of ownership filings.

Article 9 - Conditions Precedent to Sellers' Obligations

Sellers' obligation to close is subject to the satisfaction of the following conditions prior to or at Closing, unless waived by Sellers:

9.1        Representations and Warranties True at Closing. The representations and warranties made by Buyers in this Agreement must be true in all material respects at and as of Closing with the same effect as though such representations and warranties had been made or given on and as of Closing (excluding any materiality qualifier in such representations and warranties).

9.2        Compliance with Agreement. Buyers must have performed and complied with all covenants and obligations under this Agreement in all material respects which are to be performed or complied with by Buyers before or at the Closing.

9.3        Buyers’ Certificate. Buyers must have delivered to Sellers a certificate stating that (i) the representations, warranties and covenants made by Buyers in the Agreement are true in all material respects at and as of Closing as if made on and as of the Closing, and (ii) Buyers has performed and complied with all of its covenants and obligations under this Agreement in all material respects which are to be performed or complied with by it before or at Closing.

9.4        Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against the parties or any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

9.5        Approvals. All necessary federal, state and local governmental and regulatory and other third party consents, waivers, and other approvals and determinations required to be obtained with respect to the sale and/or transfer of the Licenses and the Purchased Assets to Buyers must have been obtained.

9.6        Closing Documents. The documents required to be delivered by Buyers to Sellers pursuant to this Agreement must be executed and delivered in a form reasonably acceptable to Sellers.

9.7        Medicare Change in Control. Buyers shall have made their Medicare Form 855 change of ownership filings.

Article 10 - Termination of Agreement

10.1       Termination. This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time before the Closing Date:

(a)	by mutual consent of Sellers and Buyers;

(b)       by Sellers or Buyers, if a Closing does not occur on or before October 31, 2007;

(c)        by Buyers, if there has been a material misrepresentation in this Agreement by any Selling Party, or a material breach by any Seller of any of its warranties or covenants set forth in this Agreement, or an uncured failure of any condition to which the obligations of Buyers are subject; and

(d)         by Sellers, if there has been a material misrepresentation in this Agreement by Buyers, or a material breach by Buyers of any of its warranties or covenants set forth in this Agreement, or an uncured failure of any condition to which the obligations of Sellers are subject.

Article 11 - Indemnification

11.1      Survival of Representations and Warranties. All of the representations, and warranties made by Sellers and Buyers under this Agreement will survive the Closing of the transactions contemplated by this Agreement for a period of 36 months after the Closing Date, except that the representations and warranties with respect to (i) taxes in paragraphs 4.4 and 4.16, and (ii) healthcare matters in paragraph 4.10, shall survive after the Closing Date for the greater of 36 months or the applicable statute of limitations for claims with respect to the subject matter of such representation and warranty.

11.2	Indemnification of Buyer Indemnified Persons

(a)        General. Subject to the limitations of this Article 11, Selling Parties, jointly and severally, agree to indemnify, defend and hold each Buyer included as a party to this Agreement, and each Buyer’s officers, directors, shareholders, agents, affiliates and attorneys (each a “Buyer Indemnified Person” and collectively, "Buyer Indemnified Persons") harmless from, against and in respect of, and shall reimburse each Buyer Indemnified Person on demand for, any damage, liability, loss, cost or expense (including reasonable attorneys' fees) (collectively, “Losses”) incurred by a Buyer Indemnified Person resulting from, arising out of, or in any way related to, any of the following:

(i)        any breach of Selling Parties’ representations, warranties or covenants in this Agreement, the Ancillary Agreement or any document, schedule, certificate or instrument delivered pursuant to this Agreement;

(ii)       any brokerage or similar fee due to any agent of Selling Parties, including without limitation, brokerage or similar fees due to The Braff Group;

(iii)      any liability of Sellers or liability with respect to which the Purchased Assets are subject to, or obligation under the Assumed Contracts or Assumed Leases (except for any liabilities that result in a Purchase Price adjustment) to be performed prior to the Closing or accruing prior to Closing Date but payable after Closing Date;

(iv)      any mortgage, security interest, lease, obligation, claim, liability, debt, lien, charge or encumbrance relating to matters prior to Closing asserted against the Purchased Assets; and

(v)       any claims by the creditors or equity holders of Sellers arising out of or with respect to the distribution or other use by Sellers of the Purchase Price.

(b)        Audits, Investigations, Refund Obligations and Other Pre-Closing Liabilities; Taxes. Subject to the limitations of this Article 11, Selling Parties, jointly and severally, agree to indemnify, defend and hold each Buyer Indemnified Person harmless from, against and in respect to, and reimburse a Buyer Indemnified Person on demand for, any Losses resulting from, arising out of or in any way related to, any of the following:

(i)        medical malpractice claims or any audit or investigation by Medicaid or federal Medicare authorities or third party payors concerning the operation of the Business before the Closing or any amounts paid with respect to the operation of the Business before Closing;

(ii)       any assessment, adjustments, suspensions or offsets made against the Business, a Buyer Indemnified Person or the Purchased Assets as a result of such an audit or investigation regarding the operation of the Business before Closing;

(iii)      any costs of defense of, and any judgment against a Buyer Indemnified Person with respect to, any litigation relating to the operation of the Business before Closing;

(iv)      any other personal liability, property damage, personal injury, cost, claim, expense or assessment asserted against the Business, a Buyer Indemnified Person or the Purchased Assets as a result of, or with respect to, the operation of the Business or the ownership of the Purchased Assets before the Closing, or any other business operations or assets of any Selling Party not included among the Business or Purchased Assets, excluding obligations arising after the Closing under the Assumed Contracts and Assumed Leases; and

(v)       any federal, state or local tax liability or obligation arising with respect to any Seller or the operation of the Business prior to the Closing.

(c)	Limitations on Indemnification Obligations.

(i)        Selling Parties shall have no liability with respect to Losses under paragraph 11.2(a)(i) for breach of representations and warranties until the total of all Losses with respect to such matters exceeds $100,000, and then only for the amount by which Losses exceed $100,000. However, this paragraph 11.2(c)(i) shall not apply to Losses arising out of breaches of representations and warranties arising out of fraud, nor shall it apply to Losses arising out of breaches of the representations and warranties set forth in paragraphs 4.4, 4.5, 4.9 and 4.14.

(ii)       Selling Parties' indemnification obligation arising out of paragraphs 11.2(a)(i) and 11.2(a)(ii) above shall be limited in the aggregate to the Purchase Price and shall survive for a period of 36 months after the Closing Date, except for claims brought prior to such date which shall survive indefinitely, and except that Selling Parties' indemnification obligation with respect to a breach of paragraphs 4.4, 4.5, 4.9 and 4.14 and shall survive for the greater of 36 months or the statute of limitations applicable to such claims and shall not be limited in amount.

(iii)      Selling Parties' indemnification obligations arising out of paragraphs 11.2(a)(iii), 11.2(a)(iv), 11.2(a)(v) and 11.2(b) above shall survive the Closing for the greater of 36 months or the statute of limitations applicable to claims against Selling Parties, except for claims brought by a Buyer Indemnified Person prior to such date, and such indemnification obligation shall not be capped or otherwise limited as to amount.

11.3      Indemnification of Seller Indemnified Persons. Buyers, jointly and severally, agree to indemnify, defend and hold each Seller and their respective officers, directors, partners, shareholders, agents, affiliates and attorneys (each a “Seller Indemnified Person” and collectively, "Seller Indemnified Persons") harmless from and against, and reimburse a Seller Indemnified Person on demand for, any damage, loss, cost or expense (including reasonable attorneys' fees) incurred by such Seller Indemnified Person resulting from, or in any way related to, any of the following: (i) any breach of Buyers’ representations, warranties or covenants in this Agreement, or from any misrepresentation in, or omission by Buyers under this Agreement; (ii) any brokerage or similar fee due to any agent of Buyers; (iii) any federal, state or local tax liability or obligation arising with respect to Buyers or the operation of the Business after the Closing; (iv) any liability of Buyers or liability with respect to which the Purchased Assets are subject to, or obligation under the Assumed Contracts or Assumed Leases in each case accruing after the Closing; and (v) Buyers’ operation of the Business after the Closing. The indemnification obligations of Buyers shall be limited to the Purchase Price and shall survive for a 36 month period after Closing, except for claims brought prior to such date which shall survive indefinitely.

11.4      Procedure for Indemnification. The following procedure shall apply with respect to any claims or proceedings covered by the indemnification obligations in this Article 11.

(a)       The party seeking indemnification under this Article 11 (the "Claimant") shall give written notice to the party from whom indemnification is sought (the "Indemnitor"), specifying the basis on which indemnification is south and such other information known to the Claimant regarding the indemnification claim, promptly, but in no event greater than 10 business days, after the Claimant learns of the claim or proceeding; provided that the failure to give such notice shall not relieve the Indemnitor of its obligations hereunder if the Claimant uses its best efforts to mitigate Claimant's damages, except to the extent Indemnitor is actually prejudiced. Notwithstanding anything to the contrary contained herein, in the event that a Claimant gives notice to the Indemnitor within such 10 business day time period set forth above, the Claimant shall have no obligation to mitigate Claimant's damages under this paragraph 11.4(a).

(b)       With respect to any third-party claims or proceedings as to which the Claimant is entitled to indemnification, the Indemnitor shall have the right to select and employ counsel of its own choosing reasonably satisfactory to the Claimant to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided, that the Indemnitor conducts the defense actively and diligently and in a manner to minimize the risk of the Claimant becoming subject to any liability for any other material matter. Further, the Indemnitor shall not consent to the entry of any judgment or enter into any compromise or settlement with respect any third-party claim without the prior written consent of the Claimant unless such judgment, compromise or settlement (a) provides for the payment by the Indemnitor of money as sole relief for the claimant, (b) results in the full and general release of Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the third-party claim and (c) involves no finding or admission of any violation of laws, rules or regulations or the rights of any person and has no effect on any other claims that may be made against the Claimant. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Notwithstanding the foregoing, if in the reasonable opinion of the Claimant, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a material adverse effect on the on the business, operations, condition (financial or otherwise), assets or earnings of the Claimant, the Claimant shall have the right to control the defense or settlement of any such claim or demand and its reasonably costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. The Claimant shall not settle or compromise any such third party claim without the prior consent of the Indemnitor, which consent shall not be unreasonably withheld. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding.

11.5	Right of Setoff.

(a)       Upon notice to Sellers specifying in reasonable detail the basis therefor, Buyers may set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable under this Agreement, including without limitation, Contingent Consideration. The exercise of such right of setoff by Buyers in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under this Agreement.

(b)       Selling Parties agree to pledge their AFAM Shares to Buyers pursuant to the terms of a pledge agreement, the form of which is attached as Attachment C (the "Stock Pledge Agreement"), to secure Selling Parties' indemnification obligations under this Agreement.

(c)       Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyers in any manner in the enforcement of any other remedies that may be available to it.

Article 12 - Other Provisions

12.1        Further Assurances. The parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

12.2        Entire Agreement; Amendment. All schedules to this Agreement are deemed to be incorporated into and made part of this Agreement. This Agreement together with the schedules and recitals contains the entire agreement between the parties and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by both parties hereto.

12.3     Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns; provided, however, that other than an assignment by Buyers of their rights under this Agreement to an affiliate which does not relieve Buyers of their obligations under this Agreement, neither this Agreement nor any rights hereunder are assignable nor transferable without the prior written consent of the other party. This Agreement is not intended and must not be construed to create any rights in any parties other than Buyers and Sellers and no person may assert any rights as a third party beneficiary.

12.4        Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together constitutes but one instrument, and it will not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement. This Agreement may be executed and delivered by fax counterpart signatures, and upon exchange of fax counterpart signatures, this Agreement will be binding upon the parties.

12.5     Transaction Costs. Each party to this Agreement agrees to be responsible for its own costs for any legal, accounting and other services, if any, attendant to the transactions contemplated by this Agreement. Buyers will bear the cost of transfer of the Licenses and any regulatory approvals necessary to complete the transaction. Selling Parties acknowledge and agree that they shall be solely responsible for any brokerage fees or sales commissions that may be due and payable to The Braff Group as a result of the transactions contemplated by this Agreement.

12.6        Notices. Any notice, request, instruction or documents required or permitted hereunder must be in writing and will be deemed given if delivered personally or by certified mail, U.S. mail, national recognized overnight courier service or sent by telex, telecopy or other telecommunication device capable of creating a written record (and promptly confirmed by hard copy delivery) to a party at the address set forth below:

(i)	If to any Selling Party:

c/o Quality of Life Holdings, Inc.
7235 Bryan Dairy Road
Largo, Florida 33777
Attn: Michael Moses

Fax: (727) 547-1197

With a copy to:

Johnson, Pope, Ruppel & Burns, LLP

911 Chestnut Street

Clearwater, Florida 33756

Attn: A.R. Neal, Esq.

Fax: (727) 441-8617

(ii)	If to any Buyer or Almost Family, Inc.:

9510 Ormsby Station Road, Suite 300

Louisville, Kentucky 40223

Attn: President

Fax: (502) 891-8067

With a copy to:

Frost Brown Todd LLC

400 West Market Street, 32nd Floor

Louisville, Kentucky 40202-3363

Attn: Scott W. Dolson

Fax: (502) 581-1087

unless and until notice of another or different address is given as provided herein.

12.7     Severability. The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of any other provision.

12.8       Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

12.9       Gender. All pronouns used herein will include both the masculine and feminine gender as the context requires.

12.10   Governing Law; Joint Preparation. The execution, interpretation, and performance of this Agreement will be governed by the laws of the Commonwealth of Kentucky, without regard to or application of its conflicts of law principles. This Agreement is deemed to have been prepared jointly by the parties. Any ambiguity in this Agreement will not be interpreted against either party and will be interpreted as if each of the parties hereto had prepared this Agreement.

12.11    Confidentiality and Announcements. Except as and to the extent required by applicable law, without the prior written consent of the other party, neither Buyers nor Selling Parties shall, and each will direct its respective representatives not to make, directly or indirectly, any public comment, statement or communication with respect to, or otherwise disclose or to permit the disclosure of, the terms of the transaction contemplated by this Agreement. If any party, in the opinion of outside legal counsel to such party, is required by law or the rules of any exchange or the listing rules of the Nasdaq Capital Market or any other applicable market, to make any such disclosure, such party must first provide the other party the content of the proposed disclosure, the reasons that such disclosure is required by applicable law and the time and place that the disclosure will be made. The parties agree to consult with each other to prepare a mutually acceptable press release to be issued immediately following the Closing.

12.12    Guaranty of Performance by Almost Family, Inc. Almost Family, Inc. hereby guarantees, subject to the terms and conditions of this Agreement, the full performance by Buyers of their obligations under this Agreement.

12.13    Agreement Not to Bring Suit. Each Selling Party agrees not to make any claim against any Buyer Indemnified Person with respect to any distribution to equity holders or other use by Sellers of the proceeds of the Purchase Price (i.e., cash and AFAM Shares).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ALMOST FAMILY, INC.

By: /s/ Todd Lyles
Title: Sr. Vice President

MEDERI CARETENDERS VS OF TAMPA, LLC

By: /s/ Todd Lyles
Title: Sr. Vice President

CARETENDERS VISITING SERVICES OF

HERNANDO COUNTY, LLC

By: /s/ Todd Lyles
Title: Sr. Vice President

CARETENDERS VISITING SERVICES OF

PINELLAS COUNTY, LLC

By: /s/ Todd Lyles
Title: Sr. Vice President

QUALITY OF LIFE HOLDINGS, INC.

By: /s/ Michael Moses
Title: CEO

QUALITY OF LIFE HOME HEALTH SERVICES, INC.

By: /s/ Michael Moses
Title: CEO

QUALITY OF LIFE HOME HEALTH SERVICES OF

HILLSBOROUGH, INC.

By: /s/ Michael Moses
Title: CEO

QUALITY OF LIFE HOMECARE OF HERNADO, INC.

By: /s/ Michael Moses
Title: CEO

/s/ Michael Moses

/s/ James Heenan

/s/ Rosalind M. Heenan

LIST OF ANNEXES AND SCHEDULES

TO

QUALITY OF LIFE/ALMOST FAMILY

ASSET PURCHASE AGREEMENT

Attachment A	Assignment and Assumption Agreements
Attachment B	Noncompetition Agreement
Attachment C	Registration Rights Agreement
Attachment D	Stock Pledge Agreement

Schedule 1.1(a)	Purchased Assets
Schedule 1.1(b)	Excluded Assets
Schedule 1.2(a)	Trade Payables
Schedule 1.3(a)	Assumed Contracts
Schedule 1.3(b)	Assumed Leases
Schedule 1.4(b)	Employee Bonus Pool
Schedule 1.4(c)	Assumed PDO
Schedule 2.1(a)(ii)	Allocation of AFAM Shares
Schedule 2.1(c)	Liabilities to be Satisfied at Closing
Schedule 2.4	Allocation of Purchase Price
Schedule 4.1	Authority
Schedule 4.2	Licenses, Permits and Payment Programs
Schedule 4.4	Taxes
Schedule 4.6	Intellectual Property
Schedule 4.7(a)	Insurance Policies
Schedule 4.7(b)	Insurance Claims
Schedule 4.9	Governmental Approvals & Licenses
Schedule 4.10	Healthcare Regulatory Compliance
Schedule 4.11	Contracts and Commitments
Schedule 4.12	Violations of Law
Schedule 4.13	Litigation
Schedule 4.15	Employees
Schedule 4.16	ERISA Matters
Schedule 4.18	Worker's Compensation Compliance
Schedule 4.20	Consents